Exhibit 4.3

November 8, 2019

RTW Master Fund, Ltd.

RTW Innovation Master Fund, Ltd.

RTW Venture Fund Limited

c/o RTW Investments, LP

412 West 15th Street, Floor 9,

New York, NY, 10011 USA

Attn: Roderick Wong, M.D.

Re: IPO Participation Right

This letter agreement (this “Agreement”) memorializes the agreement and understanding between RTW Master Fund, Ltd., RTW Innovation Master Fund, Ltd. and RTW Venture Fund Limited (collectively, “RTW”), on the one hand, and Avidity Biosciences, Inc., a Delaware corporation (the “Company”), on the other hand, regarding the Company’s grant to RTW of the right to participate in the Company’s future initial public offering of its equity securities on the terms, and subject to the conditions, set forth below.

The Company is entering into this Agreement as a material inducement to cause RTW to enter into that certain Series C Preferred Stock Purchase Agreement, dated as of the date hereof, by and among the Company, RTW and the other purchasers named therein (the “Purchase Agreement”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement and, to the extent not defined therein, such terms shall have the meanings ascribed to them in that certain Registration Rights Agreement, dated as of the date hereof, by and among the Company, RTW and the parties named therein.

In consideration of the foregoing and the mutual promises and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, by execution of this Agreement, the parties hereto hereby agree as follows:

1.    In connection with the Company’s sale of shares of its common stock (“Common Stock”) to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act (the “IPO”), the Company shall, within a reasonable period of time preceding the consummation of the IPO and in compliance with all applicable laws and regulations, use commercially reasonable efforts to provide RTW with the opportunity to purchase shares of Common Stock to be sold in the IPO (including any over-allotment option by the underwriters to the IPO, if any) at the same price per share at which the Common Stock offered in the IPO are being offered to the public (the “IPO Price”) (such right, the “Public Offering Participation Right”). If RTW exercises its Public Offering Participation Right, RTW shall have the right to purchase up to a number of shares of Common Stock to be sold in the IPO equal to (a) the Participation Right Percentage (as defined below), multiplied by, (b) the aggregate number of shares of Common Stock to be sold in the IPO (including any overallotment option by the underwriters to the IPO, if any). RTW may assign its Public Offering Participation Right to any of its Affiliates. For the avoidance of doubt, nothing in this Section 1 is intended to limit the number of shares that RTW or its Affiliates may acquire in the IPO outside of its Public Offering Participation Right. For purposes of this Agreement, the “Participation Right Percentage” shall mean a fraction, the numerator of which shall be equal to 150% of the number of shares of Common Stock held by RTW and its Affiliates immediately prior to the IPO (including all shares of Common Stock then issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of any shares of the Company’s preferred stock (“Preferred Stock”) held by RTW and its Affiliates immediately prior to the IPO), and the denominator of which shall be the total number of outstanding shares of Common Stock (including all shares of Common Stock issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock or other convertible securities then outstanding).

2.    Notwithstanding Section 1 above, in the event that either (a) the Company is advised by its outside legal counsel, the Securities and Exchange Commission (the “SEC”), the Financial Industry Regulatory Authority (“FINRA”) or any stock exchange on which the Common Stock is to be traded (the “Exchange”) that the offering or sale of the Company’s securities to RTW as described above in Section 1 would violate any federal or state securities laws or the rules or regulations of the SEC, FINRA or the Exchange, or (b) the managing underwriter(s) reasonably determines that marketing factors require a limitation on the number of shares of Common Stock to be underwritten in connection with the IPO and request(s) that RTW’s Public Offering Participation Right be subject to carve-backs, restrictions or other limitations (each of the events described in the foregoing clauses (a) or (b), a “Cutback”), then, in each case, the Company shall offer to RTW the right to purchase in a separate private placement (the “Private Placement”) (which shall be conducted concurrently with the IPO and the closing of which shall be contingent on the closing of the IPO), at the IPO Price, up to that number of shares of Common Stock equal to the difference between the number of shares of Common Stock that RTW would have been able to purchase pursuant to Section 1 above but for the applicable Cutback, and the number of shares of Common Stock that RTW was actually permitted to purchase in the IPO pursuant to Section 1, if any (the “Private Sale Participation Right,” and together with the Public Offering Participation Right, the “Rights”). Notwithstanding anything to the contrary set forth above, if any Cutback shall be imposed on RTW, such Cutback shall apply equally to any other individual or entity to which the Company has granted rights similar to the Public Offering Participation Rights (the “Other Participating Investors”), if any, with respect to the number of shares of Common Stock that RTW and such Other Participating Investors are prohibited from purchasing upon exercise of their respective rights. Any shares of Common Stock that RTW purchases in a Private Placement shall be exempt from the registration requirements of the Securities Act.

3.    Notwithstanding the foregoing, RTW agrees that (a) in no event shall the Private Sale Participation Right be exercised in such a manner that, in the reasonable determination of the managing underwriter(s), would materially and adversely affect the IPO and (b) the number of shares RTW is entitled to purchase may be reduced or modified only to the extent reasonably requested by the Company’s underwriter(s) as to not cause such material and adverse effect on the IPO, which reduction or modification shall be applied equally to each of RTW and the Other Participating Investors, if any, with respect to the number of shares of Common Stock that RTW and such Other Participating Investors are prohibited from purchasing upon exercise of their respective rights.

4.    If RTW exercises its Private Sale Participation Right, the Company and RTW shall execute and deliver such documents that are (a) customary for a transaction structured as a concurrent private placement with a public offering and (b) reasonably satisfactory to the Company, RTW and the managing underwriter(s), if applicable.

5.    The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

6.    For the avoidance of doubt, the rights described in this Agreement shall apply only to the IPO and shall not apply to any subsequent offering of the Company’s securities. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement may not be modified, amended or terminated, in whole or in part, except by an agreement in writing signed by the parties hereto; provided, that, whether or not RTW exercises the Public Offering Participation Right or the Private Sale Participation Right, this Agreement shall automatically terminate and be of no further force or effect upon the consummation of the IPO and, if applicable, the Private Placement.

7.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

8.    The governing law and dispute resolution provisions set forth in Section 6.3 and 6.15 of the Purchase Agreement are incorporated by reference herein, mutatis mutandis.

(The remainder of this page left intentionally blank.)

Please confirm your agreement to the terms of this Agreement by counter-signature where indicated below.

Sincerely,

AVIDITY BIOSCIENCES, INC.

By:	/s/ Sarah Boyce
Name:	Sarah Boyce
Title:	Chief Executive Officer

Accepted by:

RTW MASTER FUND, LTD.

By:	/s/ Roderick Wong, M.D.
Name:	Roderick Wong, M.D.
Title:	Director

RTW INNOVATION MASTER FUND, LTD.

By:	/s/ Roderick Wong, M.D.
Name:	Roderick Wong, M.D.
Title:	Director

RTW VENTURE FUND LIMITED
By: RTW Investments, LP, its Investment Manager

By:	/s/ Roderick Wong, M.D.
Name:	Roderick Wong, M.D.
Title:	Managing Partner